Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                  AGREEMENT dated as of June 28 1999, 9:00 a.m., by and between SOUTHEAST RESEARCH PARTNERS, INC., a Delaware corporation ("Seller"), RESEARCH PARTNERS INTERNATIONAL, INC., a Delaware corporation and the parent of Seller ("RPII"), and RYAN, BECK & CO., INC., a New Jersey corporation ("Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the securities research and institutional brokerage business (the foregoing is referred to hereinafter as the "Business");

                  WHEREAS, Purchaser is engaged in the securities business;

                  WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the assets of Seller related to the Business;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                PURCHASE AND SALE

         1.01 Transferred Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns and conveys to Purchaser, and Purchaser hereby purchases from Seller, on the date hereof (the "Closing Date"), the assets and contract rights of Seller listed on Schedule 1.01 attached hereto (the "Transferred Assets"). All assets and contract rights of Seller which are not part of the Transferred Assets shall be deemed "Excluded Assets." Seller acknowledges that certain of its employees shall become employed by Purchaser on the Closing Date and shall be taking with them their know how and knowledge regarding their business.

         1.02 Assumed Obligations. Purchaser hereby assumes all of the obligations and liabilities related to the Transferred Assets which arise out of and accrue from the use or possession of the Transferred Assets from and after the Closing Date ("Assumed Liabilities"). Purchaser shall assume no other liabilities of Seller, all of which liabilities shall remain the responsibility of Seller ("Unassumed Liabilities"). Seller and RPII acknowledge that the Unassumed Liabilities include all of the obligations and liabilities arising out of or accruing from the use or possession of the Transferred Assets prior to the Closing Date.

         1.03 Purchase Price. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Transferred Assets is $1,914,200, payable on the Closing Date as follows:

               (a) $875,000, by certified or official bank check or by wire transfer to the order of Southeast Research Partners, Inc.; and

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               (b)      $1,039,200 by the delivery of stock certificates
("Preferred Stock Certificates") representing 1,039,200 shares of Series A Preferred Stock ("Preferred Stock") of RPII, each duly endorsed in blank for transfer or with an executed stock power.

The Parties agree that the Purchase Price be allocated in the manner set forth below:

     (i)      Leases                             -        $        -0-
     (ii)     Furniture, fixtures, equipment
                and leasehold improvements       -             160,000
     (iii)    Name and Goodwill                  -        $  1,754,200
                                                          -------------
                                                          $  1,914,200
                                                          =============

         1.04 Apportionments. The Parties shall apportion as of the Closing Date any liability for rent, utility charges, fuel and other costs and expenses incurred with respect to the Transferred Assets which are customarily apportioned. In addition, all deposits, prepaid expenses, prepaid premiums and the like with respect to the Transferred Assets shall be apportioned on the Closing Date and the net amount thereof shall be returned to Seller; provided, however, that Purchaser shall not be required to reimburse Seller for any deposits, prepaid expenses, prepaid premiums or the like unless the items to which such benefits relate constitute part of the Transferred Assets. Purchaser shall also not be responsible or liable for any compensation, bonuses or other employee benefits due to any employee of Seller listed on Schedule 1.04 hereto ("Key Employees") for services prior to the Closing Date, all of which shall constitute Unassumed Liabilities.

         1.05 Research Agreement; Cessation Agreement and Agreement for Exchange of Stock and Group Employment Conditions. Simultaneously with the execution of this Agreement, (a) RPII and Purchaser have executed a Research Agreement, which provides for the payment of compensation by RPII to Purchaser for certain research which Purchaser agrees to provide to RPII (which together with this Agreement shall be referred to as the "Seller's Agreements"); (b) RPII and the Key Employees, including certain owners of RPII's Series A Preferred Stock ("Former Shareholders" and together with the Key Employees, "Former Affiliates") have executed a Cessation Agreement, which, among other things, addresses and settles matters between such persons and the Seller and RPII ("Cessation Agreement"); (c) Purchaser and the Former Shareholders have executed an Agreement for Exchange of Stock and Group Employment Conditions, which, among other things, provides for the Purchaser to acquire the Preferred Stock; and (d) Purchaser and the Key Employees have executed an Employment Letter, which sets forth, the terms and conditions of the Key Employees' employment with Purchaser


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and, the Key Employees' agreement to become employed by Purchaser upon such terms and conditions, on the Closing Date. This Agreement, the Research Agreement and the Agreement for Exchange of Stock and Group Employment Conditions are hereinafter collectively referred to as the "Purchaser's Agreements."

                                   ARTICLE II
                                     CLOSING

         2.01 Sellers' Deliveries; Instruments of Conveyance and Transfer. Seller and RPII are hereby delivering to Purchaser such bills of sale, endorsements, assignments to the leases and service marks, and all other instruments of transfer, reasonably satisfactory in form and substance to Purchaser and its counsel, as shall be effective and necessary to vest in Purchaser good and marketable title to the Transferred Assets, free and clear of any Encumbrances (as defined in Section 7.01), together with the certificates and other agreements, instruments and documents contemplated by Article VI hereof.

         2.02 Purchaser's Deliveries. Purchaser is hereby delivering to Seller the Purchase Price as specified by Section 1.03 and the certificates and other agreements, instruments and documents contemplated by Article VI hereof.

         2.03 Closing. The deliveries referenced in Sections 2.01 and 2.02 above shall take place at the closing, on the date hereof ("Closing Date").

         2.04  Further Assurances Regarding the Transaction.

                  (a) Seller and RPII shall, from time to time after the Closing Date, do all such further acts and things as may be reasonably requested by Purchaser for the effective transfer and delivery of the Transferred Assets to Purchaser, or for aiding and assisting Purchaser to put Purchaser in possession and operating control of the Transferred Assets.

                  (b) Purchaser shall, from time to time after the Closing Date, execute such documents and other papers and take such further actions as may be reasonably requested by Seller to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation to help secure


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all consents and approvals required to permit the transfer of the Transferred
Assets, and to ensure that Excluded Assets remain the property of Seller as it will then be known, notwithstanding the fact that the asset may still bear the name "Southeast Research Partners" (e.g., bank accounts, purchase options, warrants, other securities or convertible securities and other items imprinted with the name "Southeast Research Partners"). Purchaser shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                  (c) (i) Seller and RPII shall execute such documents and other papers and take such actions as may be reasonably requested by Purchaser to insure that Purchaser assumes no liabilities other than the Assumed Liabilities and that all third parties look solely to Seller or RPII with respect to any Unassumed Liabilities.

                      (ii) Purchaser shall execute such documents and other papers and take such actions as may be reasonably requested by Seller or RPII to insure that Seller or RPII are no longer liable for the Assumed Liabilities after the Closing and that all third parties look solely to Purchaser with respect to any Assumed Liabilities.

                  (d) Purchaser shall transfer and deliver to Seller any cash or other property that Purchaser may receive after the Closing Date in respect of or arising out of any business or assets of Seller not being transferred to Purchaser pursuant to this Agreement. If Purchaser receives after the Closing any mail or other communications addressed to Seller, or any current executive officer thereof, Purchaser may open such mail or other communications and (i) if the contents thereof are cash or a check payable to Seller for services it has performed or pursuant to an arrangement regarding Seller then Purchaser shall promptly deliver or cause to be delivered to RPII such cash or checks, otherwise
(ii) if such material is correspondence, then Purchaser shall deal with the contents thereof in its reasonable discretion; provided, however, that to the extent that the mail or other communications relates to the Seller or the Transferred Assets as of the Closing Date, Purchaser agrees to deliver promptly or cause to be delivered to RPII all such mail or other communications.



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                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF SELLER AND RPII

               Seller and RPII represent and warrant to Purchaser as follows and acknowledges that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Transferred Assets and the other matters contained in this Agreement:

         3.01 Corporate Existence. Seller and RPII are corporations duly organized and validly existing, in good standing, under the law of the State of Delaware and are qualified to transact business as foreign corporations in each other jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except where failure to so qualify would not result in, any material diminution in the value of the Transferred Assets, a material increase in the obligations of Purchaser pursuant to the Transferred Assets or the Assumed Liabilities or materially interfere with the present and continued use of the Transferred Assets ("Material Adverse Effect").

         3.02  Due Authorization; Enforceability; No Conflicts.

                  (a) Seller has full power and authority to enter into the Seller's Agreements and to carry out the transactions contemplated thereby and hereby. RPII has full power and authority to enter into the Seller's Agreements and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Seller's Agreements by either Seller or RPII have been duly authorized by all necessary corporate action by Seller and RPII, as the case may be. The Seller's Agreements have been duly executed by Seller or RPII, as the case may be, and constitute valid and legally binding obligations of Seller or RPII, as the case may be, enforceable against such signatory in accordance with their terms, except as the same may be limited by bankruptcy, insolvency or other laws generally affecting creditors' rights or as may be modified by a court of equity.

                  (b) The performance of the Seller's Agreements by Seller or RPII, as the case may be, in accordance with their respective terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, (i) any provision of the



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certificate of incorporation or by-laws of Seller or RPII, or (ii) any mortgage, indenture or deed of trust or any material lease, license, franchise or other agreement to which Seller or RPII is a party or by which it (or any of its assets, properties, operations or business) may be bound or affected.

         3.03 Title to Transferred Assets; No Encumbrances. (i) Seller has good and marketable title to the Transferred Assets; (ii) none of the furniture, equipment and fixtures which form a part of the Transferred Assets are subject to any liens and none of the leases which form a part of the Transferred Assets are subject to any material liens; and (iii) Schedule 3.03 contains a true and complete list of the software licenses which constitute a part of the Transferred Assets.

         3.04 Agreements Valid; No Default. All the contracts, agreements, leases, licenses and commitments listed on Schedule 1.01 are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. There is not under any such contract, agreement, lease, license or commitment, any existing default by Seller, or any event which, after notice or lapse of time, or both, would constitute a default by Seller or result in a right to accelerate by any other person or a loss of any rights of Seller, except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect. True and complete copies of all contracts, agreements, leases, licenses, commitments and other documents listed on Schedule 1.01 (together with any and all amendments thereto) have been delivered to Purchaser.

         3.05 Litigation. Except as set forth on Schedule 3.05, there is no legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller threatened, against or relating to the Transferred Assets.

         3.06 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         3.07. Name. Other than as contemplated by Section 1.2 of the Research Agreement, (i) to the best knowledge of Seller and RPII, Seller's use of the name Southeast Research Partners, Inc. ("Name") does not conflict with any other person's rights to use the Name; (ii) Seller has the sole and exclusive right to use the Name within RPII and its affiliates and there is no agreement or


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limitation on RPII or Seller giving Purchaser the right to use the Name; and
(iii) neither Seller or RPII has granted, except as provided herein, or will grant any other person the right to use the Name or acquiesced in the use of the Name by any other person. Since March 7, 1997, the date RPII acquired Seller, no person has brought any action or made any claim against Seller or RPII for the use of the Name.

         3.08 Year 2000 Compliance. The Year 2000 Compliance analyses provided by Seller to Purchaser is a true and correct copy of the BDY2K compliance disclosure filed with the NASD.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser represents and warrants to Seller and RPII as follows and acknowledges that Seller and RPII are relying upon such representations and warranties in connection with the sale by Seller of the Transferred Assets:

         4.01 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the law of the State of New Jersey and is qualified to transact business as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except where failure to so qualify would not materially hinder Purchaser's ability to consummate the transactions contemplated hereby.

         4.02  Due Authorization; Enforceability; No Conflicts.

                  (a) Purchaser has full corporate power and authority to enter into the Purchaser's Agreements and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of the Purchaser's Agreements by Purchaser have been duly authorized by all necessary corporate action by Purchaser. The Purchaser's Agreements have been duly executed by Purchaser and constitute a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws generally affecting creditors' rights or as may be modified by a court of equity.



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

                  (b) The performance of the Purchaser's Agreements by Purchaser in accordance with their respective terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, (i) any provision of the certificate of incorporation or by-laws of Purchaser or (ii) any mortgage, indenture or deed of trust or any material lease, license, franchise or other agreement to which Purchaser is a party or by which it (or any of its assets, properties, operations or business) may be bound or affected.

         4.03 Preferred Stock. Purchaser is the sole record and beneficial owner of, and has good and marketable title to, the Preferred Stock, free and clear of any Encumbrances.

         4.04 Condition of Transferred Assets. Purchaser acknowledges that the physical assets which form a part of the Transferred Assets transferred to Purchaser hereunder, are being transferred "as is" with respect to the physical nature of such assets.

         4.05 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         4.06 Year 2000 Compliance. Purchaser acknowledges receipt and review of Seller's Year 2000 Compliance material referenced in Section 3.08. Purchaser acknowledges that it has been advised that the computer software and/or equipment which form a part of the Transferred Assets must be replaced to satisfy applicable Year 2000 compliance standards and that Seller's Year 2000 compliance plan set forth in the material referenced in Section 3.08 hereof has not been fully implemented.

                                    ARTICLE V
                                    COVENANTS

5A.     Covenants of Seller and RPII.

         5A.01 Change of Corporate Name; Covenant Not to Use Name. Seller is hereby delivering to Purchaser a duly executed and acknowledged certificate of


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amendment to Seller's restated certificate of incorporation required to change
Seller's corporate name to a new name which does not contain the word "Southeast" or any other name confusingly similar to "Southeast." Seller shall file the certificate of amendment with the Secretary of State of Delaware and such other documents in such other states where it is qualified to do business as a foreign corporation, in order to effect its name change as soon as practicable following the Closing Date. RPII and Seller agree that from and after the Closing Date, the name Southeast Research Partners may only be used by them (i) as contemplated by Section 1.2 of the Research Agreement and (ii) to reference or describe Seller in a historical manner (e.g., EarlybirdCapital.com Inc., previously known as "Southeast Research Partners, Inc.") and not for the purpose of advertising Seller or its affiliates by using the name Southeast Research Partners, Inc.

         5A.02 Assignment of Agreements. The cost and expenses of obtaining consents to any leases, contracts or licenses which form a part of the Transferred Assets ("Lease Consents") and any payments due or payable to the landlord, lessor or other party as a result of the assignment of any Transferred Asset shall be borne by the Seller and RPII and shall constitute an Unassumed Liability. This Agreement shall not constitute an agreement to assign any contract, license, lease or other agreement, or any claim, right or benefit thereunder, if the assignment thereof requires the consent or approval of any third party and such consent or approval is not obtained. If any such consent or approval is not obtained, Seller, if requested by Purchaser, shall use its reasonable best efforts to cooperate with Purchaser from and after the Closing Date in any legal arrangement to provide for Purchaser all of the benefits Seller was entitled to receive under any of the Transferred Assets. Seller and RPII shall indemnify Purchaser for any claims, losses, damages and expenses (including reasonable legal fees) incurred by Purchaser by reason of Seller not obtaining the Lease Consents. Purchaser shall indemnify Seller and RPII for any claims, losses, damages and expenses (including reasonable legal fees) incurred by Seller and/or RPII by reason of either Seller or RPII continuing as an obligor or guarantor with respect to any leases, contracts and/or licenses that form a part of the Transferred Assets with respect to obligations relating to periods on and after the Closing Date (but not periods before the Closing Date).

         5A.03 Non-Assumed Liabilities. Seller agrees to pay and perform all Unassumed Liabilities and Seller and RPII jointly and severally shall indemnify Purchaser for any claims, losses, damages and expenses (including reasonable legal fees) it may incur as a result of Seller's and RPII's non-compliance with


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this Section 5A.03 or third party claims against Purchaser or its affiliates with respect to any Unassumed Liabilities.

                  (a) Non-Solicitation. For a period of two years after the Closing Date, neither Seller nor RPII shall, directly or indirectly, solicit for hire or hire any of the Key Employees, not including those listed on Schedule 5A.03 hereto ("Excluded Key Employees"), or allow or permit any of the Key Employees (not including the Excluded Key Employees) to become an independent contractor or consultant for Seller or RPII.

                  (b) Customer Accounts. Seller and RPII agree that they shall not object to or hinder Purchaser's access to the names and addresses of the Key Employees' customers and the Purchaser's solicitation of such customers after the Closing Date or object to or hinder the processing of any properly signed transfer agreements (ACAT Forms). Seller and RPII shall not solicit any of the retail customers of the Key Employees (not including the Excluded Key Employees) for a period of 90 days after the Closing Date.

         5A.04 Insurance. RPII agrees to continue to maintain the Key Employees on all health and medical insurance plans for employees and to pay for the insurance of the Key Employees through the end of the month of the Closing, in accordance with Seller's customary practice and procedures for employees.

         5A.05 Licenses. RPII and Seller, jointly and severally, agree to pay or reimburse Purchaser an amount not to exceed $50,000 for the cost of purchasing software and licenses for software currently used by Seller in its business and constituting part of the Transferred Assets if such purchases are required in order for Purchaser to upgrade such software (but RPII and Seller need not pay the incremental costs of the upgrades) or Purchaser must otherwise purchase such software and the license thereto in order to use the software).

         5A.06 Sales and Transfer Taxes. Seller hereby assumes full liability for and shall pay the sales, transfer and similar taxes incurred as a result of the sale of the Transferred Assets to Purchaser.


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

5B.      Covenants of Purchaser.

         5B.01 Books and Records; Government Filings.

               (a) Purchaser shall preserve and keep all books and records with respect to the Transferred Assets for a period of at least seven years from the Closing Date. After such seven-year period, before Purchaser shall dispose of any such books and records, at least 90 days' prior written notice to such effect shall be given by Purchaser to Seller and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records as it may select.

               (b) If, in order to properly prepare documents required to be filed with or appropriately respond to inquiries by governmental authorities, regulatory authorities or in order to file any type of financial statement, it is necessary that Seller or RPII be furnished with additional information relating to the Transferred Assets or the Key Employees and such information is in the possession of Purchaser, Purchaser shall furnish such information in a timely manner to Seller or RPII. If, in order to properly prepare documents required to be filed with or appropriately respond to inquiries by governmental authorities, regulatory authorities or in order to file its financial statements, it is necessary that Purchaser be furnished with additional information relating to the Transferred Assets or the Key Employees and such information is in the possession of Seller or RPII, Seller or RPII shall furnish such information in a timely manner to Purchaser.

         5B.02 Assumed Liabilities. Purchaser agrees to pay and perform all Assumed Liabilities as they become due after the Closing Date and shall indemnify Seller for any claims, losses, damages and expenses (including reasonable legal fees) it may incur as a result of Purchaser's non-compliance with this Section 5B.02 or third party claims against Seller or RPII with respect to any Assumed Liabilities.

         5B.03 Customer Accounts. Purchaser acknowledges and agrees that RPII and Seller shall not be prohibited or restricted from soliciting any of the Key Employee's customers (including the Excluded Key Employees) referenced in
Section 5A.03(b) hereof commencing 91 days after the Closing.



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

         5B.04 Severance. Purchaser agrees to pay to RPII within 30 days of the Closing Date one-half of the amount of severance paid by RPII to Gary Ford up to $15,000.

5C.      Covenants of Both Parties.

         5C.01 Non-Solicitation, No-Hire. For a period of one year from the Closing Date, neither RPII or Seller on the one hand or Purchaser on the other hand will solicit for hire or hire any research, corporate finance or management personnel from the other party other than the Excluded Key Employees.

         5C.02 Press Release; Public Announcements. The parties hereto shall not make any public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and approval as to the form and content thereof from the other party. Notwithstanding the foregoing, Purchaser (including its parent) or RPII may make disclosure which its counsel advises is required by applicable law or regulation, in which case such reasonable advance notice as is practicable in the circumstances shall be given to the other party and the parties hereto shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Each of Seller and Purchaser may also make appropriate disclosure of the transactions contemplated by this Agreement to their respective executive officers, directors and professional advisors.

         5C.03 Allocation. Seller and Purchaser covenant and agree that each shall prepare its Federal, state and local income tax returns employing the allocation of the Purchase Price set forth in Section 1.03 hereof and will not take a contrary position with respect to such allocation in any tax proceeding or audit.



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


                                   ARTICLE VI
                              DELIVERIES AT CLOSING

         6.01 Delivery by Seller and RPII on the Closing Date. Seller and RPII are hereby delivering to Purchaser:

               (a) Instruments of Transfer; Assignments. The bill of sale and assignments of Seller's right, title and interest in and to all of the Transferred Assets, duly executed by Seller and any other instruments of transfer and conveyance required pursuant to Section 2.01.

               (b) Certified Copies of Resolutions. Certified copies of the duly adopted resolutions of the directors of Seller and RPII authorizing the execution, delivery and performance of this Agreement and the other Seller's Agreements by Seller and RPII and the consummation of the transactions contemplated hereby and thereby.

               (c)      Consents.  The Lease Consents.

               (d) Certificate of Amendment. The certificate of amendment referred to in Section 5A.01.

               (e) Cessation Agreement. Copies of each of the Cessation Agreements executed by RPII and all of the Key Employees.

               (f) Other Documents. All other documents required to be delivered by Seller or RPII or both hereunder or under any Seller's Agreement on or prior to the Closing Date.

         6.02 Delivery by Purchaser on the Closing Date. Purchaser is hereby delivering to Seller:

               (a) Payment. The cash payment required to be made by Purchaser in accordance with Section 1.03(a).

               (b) Preferred Stock Certificates. All of the Preferred Stock Certificates duly endorsed in blank or with fully executed stock powers in favor of RPII.



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

               (c) Certified Copy of Resolutions. A certified copy of resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser's Agreements by Purchaser.

               (d) Employment Letters. Copies of each of the Employment Letters executed by RBC and all of the Key Employees.

               (e) Other Documents. All other documents required to be delivered by Purchaser hereunder or under the Purchaser's Agreements on or prior to the Closing Date.


                                   ARTICLE VII
                               GENERAL PROVISIONS

         7.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

               "Closing Date" means the close of business on the date hereof.

               "Encumbrances" means any mortgage, lien, security interest, restriction, violation, assessment or encumbrance of any nature affecting in any way the value of the assets or property involved.

               "Party" means Purchaser or Seller or RPII (collectively, "Parties").

               "Representatives" of either Party means such Party's employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

               "Tax" or "Taxes" means all income, gross receipts, sales, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.


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

         7.02 Expenses. Except as otherwise provided herein, all costs and expenses, including without limitation, fees and disbursements of Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

         7.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      If to Seller:

                           Research Partners International, Inc.
                           One State Street Plaza
                           New York, New York 10004
                           Attention: Peter R. Kent
                                       Chief Operating Officer, Executive Vice
                                       President
                           Fax: (212) 363-4284

                           with a copy to:

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York 10016
                           Attention: David Alan Miller, Esq.
                           Fax No.: (212) 818-8881

                  (b)      If to Purchaser:

                           Ryan, Beck & Co.
                           220 South Orange Avenue
                           Livingston, NJ 07039
                           Attention: Ben A. Plotkin, President
                           Leonard Stanley, Senior Vice President
                           Fax No.: (973) 597-1258
                           with a copy to:

                           Pitney Hardin, Kipp and Szuch
                           200 Campus Drive
                           Florham Park, NJ 07932
                           Attention: Ronald Janis
                           Fax: (973) 966-1550


         7.04 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

         7.05 Waiver. At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the waiving Party.

         7.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         7.08 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, the confidentiality provisions set forth in the confidentiality agreement between RPII and

Purchaser, dated February 25, 1999 ("Confidentiality Agreement"), shall survive and continue to bind the parties bound by such provisions through the execution, consummation and any subsequent termination of this Agreement.

         7.09 Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

         7.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal law of the State of New York without regard to principles of conflicts of law. Each Party hereby submits to the exclusive jurisdiction of the courts (city, state and federal) located in the County of New York, State of New York, for any action, proceeding or claim brought by any other Party pursuant to this Agreement or any other agreement, instrument or other document executed and delivered in connection with this Agreement or pursuant hereto. Service of process in any such action or proceeding brought against a Party may be made by registered mail addressed to such Party at the address set forth in Section 7.03 or to such other address as such Party shall notify the other Party in writing is to be used for such purpose pursuant to Section 2.03 (d). For purposes hereof, the address designated for Seller shall also be the address designated for Seller's shareholders.

         7.11 Survival. None of the representations and warranties of Seller and RPII or of Purchaser shall survive the Closing except the representations and warranties of Seller and RPII contained in Section 3.01, 3.02(a), 3.02(b), 3.03 and 3.07 and the representations and warranties of Purchaser contained in Sections 4.01, 4.02(a), 4.02(b), 4.03, 4.04 and 4.06 shall survive until the two year anniversary of the Closing Date. Seller and RPII shall, jointly and severally, indemnify Purchaser for any claim, losses, damages and expenses (including reasonable legal fees) which Purchaser may incur as a result of any breach by Seller and RPII of a surviving representation for a period of two years. Purchaser shall indemnify Seller for any claim, losses, damages and expenses (including reasonable legal fees) which Seller may incur as a result of any breach by Purchaser of a surviving representation for a period of two years. The covenants and agreements of Seller, RPII and Purchaser shall survive the Closing.

         7.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.


                     [The remainder of this page is blank.]

               IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    SOUTHEAST RESEARCH PARTNERS, INC.



                                    By: /s/ Peter R. Kent
                                        ----------------------------
                                        Name: Peter R. Kent
                                        Title: Vice President




                                    RESEARCH PARTNERS INTERNATIONAL, INC.



                                    By:  /s/ Peter R. Kent
                                         -------------------------------
                                         Name: Peter R. Kent
                                         Title: Chief Operating Officer and
                                                Executive Vice President



                                    RYAN, BECK & CO., INC.


                                        /s/ David P. Downs
                                    By: ------------------------------
                                        Name: David P. Downs
                                        Title: Senior Vice President

                                    SCHEDULES
                                       to
                            Asset Purchase Agreement


1.01     Transferred Assets
1.04     Key Employees
3.03     Software Licenses
3.05     Litigation
5A.03    Excluded Key Employees

                                                                  SCHEDULE 1.01



                               TRANSFERRED ASSETS

A. All rights under the following Leases for real property: (i) lease dated January 22, 1993, between Zell One, Inc. and Seller regarding premises located at 2101 Corporate Boulevard, Boca Raton, Florida; (ii) lease dated March 15, 1998, between O'Hearn Properties LLC and Seller regarding premises located at 183 State Street, Boston, Massachusetts; (iii) lease dated April 30, 1997, between Spartan Madison Corp. and Seller regarding premises located at 380 Madison Avenue, New York; and (iv) lease dated December 1, 1997, between Buckingham Research Group, Incorporated and Seller regarding premises located at 180 Royal Palm Way, Palm Beach, Florida.

B. Leasehold improvements and fixed assets and software programs and other intangibles related thereto used at the above-referenced four locations, as listed on the attachments to this Schedule.

C. All rights under contracts, leases and licenses, as listed on the attachments to this Schedule.

D. All rights under and to the confidentiality agreements executed by all potential buyers of Seller's services, as follows: RBC Dominion Securities, Avalon Research Group, Mesirow Financial and Ernst & Company.

E. Names and addresses of customers of Key Employees.

F. The name "Southeast Research Partners, Inc." and all the goodwill associated therewith.

                                                                  SCHEDULE 1.04

                                  Key Employees

Name

Betes, Robert
Betes, William
Brooks, Andrea
Clayton, Wayne
Cowan, Oliver
Dean, Veleria
Dodge, Phillip
Duffy, Robert
Dunning, Debbie
Estra, Jordan
Gaus, Anthony
Georgieva, Assia
Hillie, Kathy
Jones, Timothy
Kelly, John
LaChance, Debbie
Larkworthy, Peter
Lawrence, Michelle
Lu, Benjamin
Maguire, Kathleen
McAleer, Robert
McMullin, Peter
Mix, Paul
Nash, Deborah
Plante, Jennifer
Roosevelt, William
Rubinstein, Francine
Schultz, Gerald
Seaman, John
Sweig, Neil
Treadway, Peter
Wasserman, Jay
Wasserman, Robert
Weber, Ronald
Weber, William
Zhao, Le Anne

                                                                  SCHEDULE 3.03


                                Software Licenses


Boca Raton

10 MS Windows 95
2 MS Windows 98
3 MS Windows NT Workstation 4.0
1 MS Windows NT Server 4.0
1 Foxpro 2.5

New York

13 MS Windows NT Workstation 4.0
13 MS Office 97

Palm Beach

2 MS Windows NT Workstation 4.0

Boston (none- all hardware / software leased)

                                                                  SCHEDULE 3.05


                                   Litigation


         Bernard and Annette Todrni v. Southeast Research Partners, Inc., and Ross Appleman, NASD No. 98-03646.

         The above matter is the only remaining open case against Southeast Research Partners, Inc. ("SERP"). The Todrin arbitration was filed with the NASD and, in November 1998, was submitted to SERP for a response. SERP filed a motion for a more definite statement. In response to SERP's motion for a more definite statement, claimants submitted an amended claim in February 1999. An answer was submitted by SERP in March 1999.

         Claimants allege that their account executive at SERP, Ross Appleman, executed unsuitable transactions in their account that resulted in a loss of $80,000. Claimants allege that SERP is liable for failure to appropriately supervise the activity in their account.

         SERP responded that the activity in their account was consistent with the information provided on the new account documentation. In addition, SERP asserted that Josephthal, Lyon & Ross had contractually agreed to provide SERP with certain "back office" functions, such as compliance. SERP asserted cross-claims against Appleman and Josephthal, Lyon & Ross for indemnification or contribution, or both, as the case may be.

         An arbitration panel has been selected but no hearing date has been scheduled.

         In addition, please be advised of the facts and circumstances surrounding the trades executed for the Christie Group entered by Sean Boyle of the Christie Group. Both the Christie Group and Sean Boyle failed to settle 3 transactions in March of 1999 resulting in a loss to RPII of approximately $397,000. An investigative case is pending.

                                                                 SCHEDULE 5A.03


                             Excluded Key Employees




Tony Stoss
Barry King
Gary Ford